Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated May 15, 2025 and the prospectus supplement dated May 15, 2025 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

Amendment No. 1 dated April 15, 2026 to the free writing prospectus dated March 30, 2026 (to the Prospectus dated May 15, 2025 and the Prospectus Supplement dated May 15, 2025)	Filed Pursuant to Rule 433 Registration Statement No. 333-287303

Barclays Bank PLC – Trigger Jump Securities with Auto-Callable Feature due April 22, 2031

Based on the Performance of the Common Stock of Blackstone Inc.

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying pricing supplement, the prospectus and prospectus supplement, as well as the “Risk Factors” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Barclays Bank PLC
Underlier:	Blackstone Inc. common stock (Bloomberg ticker symbol “BX UN<Equity>”)
Pricing date:	April 17, 2026
Original issue date:	April 22, 2026
Maturity date:	April 22, 2031
Automatic early redemption:	If, on any determination date (quarterly, beginning April 26, 2027) other than the final determination date, the closing price of the underlier is greater than or equal to the initial underlier value, the securities will be automatically redeemed for an early redemption payment on the early redemption date immediately following that determination date.
Early redemption payment:	An amount per security equal to (i) the stated principal amount plus (ii) the applicable call premium set forth below.
Determination dates, early redemption dates and applicable premiums:	Determination Date	Early Redemption Date	Call Premium / Maturity Date Premium*
	April 26, 2027	April 29, 2027	$1,000 × at least 21.00%
	July 19, 2027	July 22, 2027	$1,000 × at least 26.25%
	October 18, 2027	October 21, 2027	$1,000 × at least 31.50%
	January 18, 2028	January 21, 2028	$1,000 × at least 36.75%
	April 17, 2028	April 20, 2028	$1,000 × at least 42.00%
	July 17, 2028	July 20, 2028	$1,000 × at least 47.25%
	October 17, 2028	October 20, 2028	$1,000 × at least 52.50%
	January 17, 2029	January 22, 2029	$1,000 × at least 57.75%
	April 17, 2029	April 20, 2029	$1,000 × at least 63.00%
	July 17, 2029	July 20, 2029	$1,000 × at least 68.25%
	October 17, 2029	October 22, 2029	$1,000 × at least 73.50%
	January 17, 2030	January 23, 2030	$1,000 × at least 78.75%
	April 17, 2030	April 23, 2030	$1,000 × at least 84.00%
	July 17, 2030	July 22, 2030	$1,000 × at least 89.25%
	October 17, 2030	October 22, 2030	$1,000 × at least 94.50%
	January 17, 2031	January 23, 2031	$1,000 × at least 99.75%
	April 17, 2031 (the “final determination date”)	N/A	$1,000 × at least 105.00% (the “maturity date premium”)
* to be determined on the pricing date
Payment at maturity:

If the securities are not automatically redeemed prior to maturity, you will receive on the maturity date a cash payment per security determined as follows:

• If the final underlier value is greater than or equal to the trigger value:

$1,000 + maturity date premium

• If the final underlier value is less than the trigger value:

$1,000 × underlier performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and will represent a loss of more than 30%, and possibly all, of an investor’s initial investment. Investors may lose their entire initial investment in the securities.

Trigger value:	70% of the initial underlier value (rounded to two decimal places)
Initial underlier value:	The closing price of the underlier on the pricing date
Final underlier value:	The closing price of the underlier on the final determination date
Underlier performance factor:	final underlier value / initial underlier value
CUSIP/ISIN:	06749GF77 / US06749GF770
Additional terms:	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the accompanying pricing supplement.
Pricing supplement:	http://www.sec.gov/Archives/edgar/data/312070/000095010326005728/dp245220_424b2-8687ms.htm
Payment on the securities is not guaranteed by any third party and is subject to the creditworthiness of Barclays Bank PLC and the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

Hypothetical Payment at Maturity**
Change in Underlier	Payment at Maturity	Total Return on Securities
200.00%	$2,050.00	105.00%
150.00%	$2,050.00	105.00%
105.00%	$2,050.00	105.00%
100.00%	$2,050.00	105.00%
75.00%	$2,050.00	105.00%
50.00%	$2,050.00	105.00%
20.00%	$2,050.00	105.00%
10.00%	$2,050.00	105.00%
0.00%	$2,050.00	105.00%
-5.00%	$2,050.00	105.00%
-10.00%	$2,050.00	105.00%
-15.00%	$2,050.00	105.00%
-20.00%	$2,050.00	105.00%
-30.00%	$2,050.00	105.00%
-30.01%	$699.90	-30.01%
-40.00%	$600.00	-40.00%
-50.00%	$500.00	-50.00%
-60.00%	$400.00	-60.00%
-70.00%	$300.00	-70.00%
-80.00%	$200.00	-80.00%
-90.00%	$100.00	-90.00%
-100.00%	$0.00	-100.00%
**The table above assumes the securities are not automatically redeemed prior to maturity and assumes a hypothetical maturity date premium of 105.00% of the principal amount. The actual maturity date premium will be determined on the pricing date.

Our estimated value of the securities on the pricing date, based on our internal pricing models, is expected to be between $872.40 and $952.40 per security. The estimated value is expected to be less than the initial issue price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” in the accompanying pricing supplement.

U.K. Bail-in Power Acknowledgment

Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder or beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

The Underlier

For more information about the underlier, including historical performance information, see the accompanying pricing supplement.

Risk Factors

An investment in the securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” sections in the accompanying pricing supplement and the prospectus supplement. You should not purchase the securities unless you understand and can bear the risks of investing in the securities.

Risks Relating to the Securities Generally

•	The securities do not pay interest or guarantee the return of any principal.

•	The potential return on the securities is limited to the applicable call premium or the maturity date premium, as applicable.

•	The securities are subject to early redemption risk.

•	Any payment on the securities will be determined based on the closing prices of the underlier on the dates specified.

•	Contingent repayment of principal applies only at maturity or upon any automatic early redemption.

•	Investing in the securities is not equivalent to investing in the underlier.

•	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Issuer

•	Any payments on the securities are subject to issuer credit risk.

•	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority.

Risks Relating to the Underlier

•	The issuer of the underlier is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the securities.

•	The price of the underlier can rise or fall sharply due to factors specific to the underlier and its issuer.

•	Anti-dilution protection is limited, and the calculation agent has discretion to make anti-dilution adjustments.

•	Reorganization or other events could adversely affect the value of the securities or result in the securities being accelerated.

•	Governmental legislative or regulatory actions, such as sanctions, could adversely affect your investment in the securities.

•	We may accelerate the securities if a change-in-law event occurs.

Risks Relating to Conflicts of Interest

•	We may engage in business with or involving the issuer of the underlier without regard to your interests.

•	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the securities.

•	We and our affiliates, and any dealer participating in the distribution of the securities, may engage in various activities or make determinations that could materially affect your securities in various ways and create conflicts of interest.

Risks Relating to the Estimated Value of the Securities and the Secondary Market

•	The securities will not be listed on any securities exchange, and secondary trading may be limited.

•	The market price of the securities will be influenced by many unpredictable factors.

•	The estimated value of your securities is expected to be lower than the initial issue price of your securities.

•	The estimated value of your securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market.

•	The estimated value of the securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions.

•	The estimated value of your securities is not a prediction of the prices at which you may sell your securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your securities and may be lower than the estimated value of your securities.

•	The temporary price at which we may initially buy the securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your securities.

Tax Considerations

You should review carefully the section entitled “Additional Information about the Securities—Tax considerations” in the accompanying pricing supplement.

In the event that any of the terms set forth or defined in this document conflict with the terms or defined terms set forth in the accompanying pricing supplement, the terms or defined terms set forth in the accompanying pricing supplement will control.